UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2007

DOMINION HOMES, INC.

(Exact name of registrant as specified in its charter)

Ohio	0-23270	31-1393233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4900 Tuttle Crossing Boulevard, P.O. Box 4900, Dublin, Ohio	43016-0993
(Address of principal executive offices)	(Zip Code)

(614) 356-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 29, 2007, Dominion Homes, Inc. (the “Company”), and all of the participating lenders, the Huntington National Bank as Administrative Agent, and Silver Point Finance, LLC, as Senior Administrative Agent entered into Amendment No. 5 (the “Amendment”) to the Third Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of December 29, 2006. The Company’s availability to borrow under the Credit Agreement is subject to certain borrowing base limitations. The Amendment modifies certain terms of the Credit Agreement to allow the Company to borrow up to the lesser of (i) $11,000,000 in excess of the borrowing base limitation, or (ii) an amount equal to $211,000,000 minus the aggregate principal of the Company’s Term Loans and Revolving Loans outstanding under the Credit Agreement. Any such overadvance borrowings must be paid in full at the earlier of (i) one business day after the Company receives written notice from the Senior Administrative Agent that the lenders have elected in their sole discretion to discontinue the availability of overadvance borrowings, or (ii) December 29, 2010.

The above description is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto and incorporated by reference herein as Exhibit 99.1, and the full text of the Credit Agreement, as amended by the First, Second, Third and Fourth Amendments thereto, each of which are incorporated by reference to the Company’s Forms 8-K filed on January 3, 2007, January 29, 2007, March 8, 2007, September 17, 2007 and September 27, 2007, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Amendment No. 5 to Third Amended and Restated Credit Agreement dated October 29, 2007, among Dominion Homes, Inc., The Huntington National Bank, as an Issuing Bank and Administrative Agent, Silver Point Finance, LLC, as an Issuing Bank and Senior Administrative Agent, and the Lenders listed therein.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION HOMES, INC.

	By:	/s/ William G. Cornely
William G. Cornely, Executive Vice President of Finance and Chief Financial Officer

Date: October 31, 2007